Exhibit 99


                                 PRESS RELEASE


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AT THE COMPANY:                      AT THE FIANCIAL RELATIONS BOARD:
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
Malcolm L. Gibson                    For General Info: Jerry Meyer (212) 661-8030
Sr. VP & Chief Financial Officer     For Analyst Info: Bob Lyons (312) 266-7800
(607) 734-2281                       For Media Info: Judith Sylk-Siegel (212) 661-8030

FOR IMMEDIATE RELEASE
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August 27, 1996
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                HARDINGE SHARE-REPURCHASE PLAN APPROVED BY BOARD
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ELMIRIA, N.Y. -- August 27, 1996 -- Hardinge, Inc. (Nasdaq: HDNG), a leading producer of machine tools, announced today that its Board of Directors has authorized the repurchase of up to 640,000 shares of common stock -- approximately 10% of the total number of shares outstanding.

Robert E. Agan, Chairman and Chief Executive Officer, said stock purchases will be made principally through open market transactions and will occur from time to time as market conditions warrant. The company currently has 6.47 million shares outstanding.

"We believe that our recent stock price represents an excellent investment opportunity, and that the repurchase program is a prudent use of our available cash and debt capacity," Mr. Agan said. "This program is an expression of our confidence in the company's short-term and long-term earnings outlook and our growth potential, and we believe it will enhance returns to our shareholders."

Hardinge Inc., founded more than 100 years ago, is an international leader in the machine tool industry. The company designs and manufactures metal-cutting lathes, machining centers and grinding machines as well as related tooling and accessories for customers in a broad range of industries around the world. The company's common stock trades on Nasdaq under the symbol HDNG.

To receive additional information on Hardinge, via fax, at no charge, dial 1-800-PRO-INFO and enter code HDNG.